Exhibit 5

JOINT FILING AGREEMENT

In accordance with Rule 13d-k(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the securities of ECD Automotive Design, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 25th day of January, 2024.

Date: January 25, 2024

/s/ Thomas Ashley Humble
Thomas Ashley Humble

The Thomas A. Humble Revocable Trust, Dated June 27, 2018

By:	/s/ Thomas Ashley Humble
Name:	Thomas Ashley Humble
Title:	Trustee